As filed with the Securities and Exchange Commission on May 25, 2023
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)
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Massachusetts	04-2870273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address, including Zip Code, of Principal Executive Offices)

INDEPENDENT BANK CORP. 2023 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Patricia M. Natale
General Counsel
Independent Bank Corp.
2036 Washington Street, Hanover, Massachusetts 02339
(781) 982-6549
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ellen S. Knarr, Esq.
Christopher M. Rogers, Esq.
Day Pitney LLP
One Federal Street
Boston, Massachusetts 02110
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1.    Plan Information.*

Not filed with this Registration Statement.

ITEM 2.    Registration Information and Employee Plan Annual Information.*

Not filed with this Registration Statement.

*	All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

The following documents filed by Independent Bank Corp. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023.

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 4, 2023.

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on January 11, 2023, March 1, 2023, March 16, 2023, March 20, 2023 and May 18, 2023.

(d)	The information in the Definitive Proxy Statement for the Company’s 2023 Annual Shareholder Meeting filed with the SEC on March 30, 2023 that is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(e)	The description of the Company’s common stock which is contained in the Company’s registration statement on Form 8-A filed with the SEC on January 21, 1986, as updated by the description of the Company’s common stock contained in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description.
In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information contained therein that is not deemed “filed” for purposes of Section 18 of the Exchange Act), are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof will not be incorporated herein by reference.

ITEM 4.    Description of Securities

Not applicable.

ITEM 5.    Interests of Named Experts and Counsel

Not applicable.

ITEM 6.    Indemnification of Directors and Officers

The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Section 2.02(b)(4) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. As noted below, the Company has included a similar provision in its articles of organization.

Massachusetts General Laws Chapter 156D, Section 8.51(a) provides that a corporation may indemnify its directors against liability incurred in connection with any proceeding brought against any director by virtue of his or her position as a director of the corporation unless the director is deemed to have not acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation (or, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful). As noted below, the Company has provided for director indemnification in its articles of organization and bylaws.

Massachusetts General Laws Chapter 156D, Section 8.52 provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Massachusetts General Laws Chapter 156D, Section 8.56(a) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, subject to certain exceptions, to the extent provided by (i) the articles of organization, (ii) the bylaws, (iii) resolution of the board of directors or (iv) contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. As noted below, the Company has provided for officer indemnification in its articles of organization and bylaws.

Both Massachusetts General Laws Chapter 156D, Section 8.57 and the Company’s articles of organization provide that the Company may purchase and maintain insurance on behalf of an officer or director in his or her capacity as officer or director or while serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his or her status as such. The Company currently maintains directors’ and officers’ liability insurance, which insures its officers and directors with respect to any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.

Under the Company’s articles of organization and its bylaws, the Company shall indemnify a director or officer to the full extent permitted by applicable law, including the Massachusetts Business Corporation Act and Section 18(k) of the Federal Deposit Insurance Act, and the regulations promulgated thereunder. However, the Company may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to the Company or its shareholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, or (d) was conduct from which the director or officer derived an improper personal benefit. Further, the Company may only indemnify a director or officer if his or her conduct was in good faith, there was reasonable belief that his or her conduct was in the best interests of the Company or that his or her contact was at least not opposed to the best interests of the Company, and, in the case of any criminal proceeding, there was reasonable cause to believe that his or her conduct was lawful. In the case of an employee benefit plan, the applicable standard of conduct for indemnification is whether the director or officer reasonably believed that his or her conduct was in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standards of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel (1) selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote, or (2) if there are fewer than two disinterested directors, selected by the board of directors, including those directors who do not qualify as disinterested directors; or (c) by the shareholders (but shares owned by or voted under the control of a non-disinterested director may not be voted on the determination).

The Company’s articles of organization and its bylaws provide that no repeal or modification of the indemnification provision contained therein shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to such repeal or modification. The Company’s articles of organization provide further that no repeal or modification of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of the Company for acts or omissions occurring prior to the repeal or modification.

The Company’s articles of organization also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

ITEM 7.    Exemption from Registration Claimed

Not applicable.

ITEM 8.    Exhibits

3.1	Restated Articles of Organization, as adopted July 16, 2015 (filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on July 20, 2015).
3.2	Amended and Restated Bylaws of the Company, as adopted October 19, 2017 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 23, 2017).
5.1*	Opinion of Day Pitney LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on the signature page hereto)
99.1	Independent Bank Corp. 2023 Omnibus Incentive Plan (filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 18, 2023).
107*	Filing Fee Table
*Filed herewith.

ITEM 9.    Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockland, Commonwealth of Massachusetts, on the 25th day of May, 2023.

INDEPENDENT BANK CORP.

By:	/s/ Patricia M. Natale
Name:	Patricia M. Natale
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Maureen Gaffney, Patricia M. Natale, and Mark Ruggiero as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Tengel	Director, Chief Executive Officer and President	May 25, 2023
Jeffrey J. Tengel	(Principal Executive Officer)

/s/ Mark J. Ruggiero	Chief Financial Officer	May 25, 2023
Mark J. Ruggiero	(Principal Financial Officer)

/s/ Maureen A. Gaffney	Senior Vice President, Controller and Principal Accounting Officer	May 25, 2023
Maureen A. Gaffney	(Principal Accounting Officer)

/s/ Donna L. Abelli	Director and Chair of the Board	May 25, 2023
Donna L. Abelli

/s/ Michael P. Hogan	Director	May 25, 2023
Michael P. Hogan

/s/ Mary L. Lentz	Director	May 25, 2023
Mary L. Lentz

Signature	Title	Date

/s/ Eileen C. Miskell	Director	May 25, 2023
Eileen C. Miskell

/s/ John J. Morrissey	Director	May 25, 2023
John J. Morrissey

/s/ James O'Shanna Morton	Director	May 25, 2023
James O'Shanna Morton

/s/ Gerard F. Nadeau	Director	May 25, 2023
Gerard F. Nadeau

/s/ Daniel F. O’ Brien	Director	May 25, 2023
Daniel F. O’ Brien

/s/ Susan Perry O'Day	Director	May 25, 2023
Susan Perry O'Day

/s/ Scott K. Smith	Director	May 25, 2023
Scott K. Smith

/s/ Thomas R. Venables	Director	May 25, 2023
Thomas R. Venables